Exhibit (10)(ii)(D)


                             SUBLEASE AGREEMENT

         THIS SUBLEASE AGREEMENT (this "Sublease") is made and entered into this 6th day of February, 1996, between New England Mutual Life Insurance Company, a Massachusetts corporation ("Sublandlord"), and Houghton Mifflin Company, a Massachusetts corporation ("Subtenant").

         WHEREAS, Sublandlord, as tenant, entered into that certain Lease Agreement dated May 29, 1986, as amended by that certain First Amendment to Lease Agreement dated as of September 9, 1986 and by that certain Second Amendment to Lease Agreement dated as of March 25, 1987 (the Lease Agreement, as so amended, will be referred to herein as "the Prime Lease"), a copy of which is attached hereto and marked as "Exhibit A", with Five Hundred Boylston West Venture ("Prime Landlord"), pursuant to which Sublandlord is currently leasing 212,063 square feet of Net Rentable Area, as more particularly described in the Prime Lease, (the "Prime Premises"), in the building located at 500 Boylston Street, Boston, Massachusetts (the "Building");

         WHEREAS, any capitalized term used herein and not otherwise defined shall have the meaning given to it in the Prime Lease; and

         WHEREAS, the parties hereto have agreed that Sublandlord shall sublet a portion of the Prime Premises to Subtenant, on the terms set forth herein.

         NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Sublandlord and Subtenant do hereby agree as follows:

         1. Lease of Sublease Premises. Sublandlord hereby leases to Subtenant, and Subtenant hereby leases from Sublandlord, upon and subject to the terms, covenants and conditions contained in this Sublease and in the Prime Lease, as incorporated herein, a portion of the Prime Premises as outlined on Exhibit B attached hereto (the "Sublease Premises"), being all of the fifth (5th) floor of the Building, which may be used by Subtenant for any of the purposes permitted under the Prime Lease. The Sublease Premises contain a Net Rentable Area of 56,142 square feet.

         2. Term; Rent Commencement Dates.

            (a) Term. The term of this Sublease shall commence as to portions of the Sublease Premises as the same are delivered to Subtenant in accordance with the terms of this Sublease as set forth below, and shall expire as to the entire Sublease Premises on February 28, 2007, unless sooner terminated pursuant to the terms of this Sublease.

            (b) Delivery of the Phase I Area and the Phase I Rent Commencement Date. Sublandlord shall deliver vacant possession of approximately 22,000 square feet of the Sublease Premises (the specific area of which is described on Exhibits B and C and will be referred to herein as "the Phase I Area"), in broom clean condition on February 15, 1996, and the date upon which Basic Rent shall commence to accrue under this Sublease with respect to the Phase I Area shall be May 1, 1996 (the "Phase I Rent Commencement Date").

            (c) Delivery of the Phase II Area and the Phase II Rent Commencement Date. Sublandlord shall deliver vacant possession of approximately 25,800 square feet of the Sublease Premises (the specific area of which is described on Exhibits B and C and will be referred to herein as "the Phase II Area"), in broom clean condition on April 1, 1996, and the date upon which Basic Rent shall commence to accrue under this Sublease with respect to the Phase II Area shall be July 1, 1996 (the "Phase II Rent Commencement Date").

            (d) Delivery of the Phase III Area and the Phase III Rent Commencement Date. Sublandlord shall deliver vacant possession of the food service area of the Sublease Premises (the specific area of which is described on Exhibits B and C and will be referred to herein as the "Phase III Area"), in broom clean condition on April 1, 1996 and the date upon which Basic Rent shall commence to accrue under this Sublease with respect to the Phase III Area shall be October 1, 1996 (the "Phase III Rent Commencement Date").

            (e) Written Confirmation of Partial Deliveries of Sublease Premises and of Rent Commencement Dates; Delays. Upon the delivery by Sublandlord to Subtenant of each of the Phase I Area, Phase II Area, and Phase III Area in accordance with this Sublease, Sublandlord and Subtenant shall enter into a written stipulation to confirm when the same occurred.

         If Sublandlord fails to deliver the Phase I Area in the condition required by this Sublease by February 15, 1996, or fails to deliver the Phase II Area in the condition required by this Sublease by April 1, 1996, or fails to deliver the Phase III Area in the condition required by this Sublease by April 1, 1996,and the reason for any of such failures to deliver are not due to Subtenant's actions, then the date which otherwise would have been fixed for the Phase I, Phase II, or Phase III Rent Commencement Date, as the case may be, will be extended one day for each day of delay in delivery.

         If Sublandlord fails to deliver the Phase I Area in the condition required by this Sublease by May 15, 1996, or fails to deliver the Phase II Area in the condition required by this Sublease by July 1, 1996, or fails to deliver the Phase III Area in the condition required by this Sublease by July 1, 1996, and the reason for any of such failures to deliver are not due to Subtenant's actions, then the date which otherwise would have been fixed for the Phase I, Phase II or Phase II Rent Commencement Date, as the case may be, will be extended two days for each day of delay in delivery.

         If Sublandlord fails to deliver the Phase I Area in the condition required by this Sublease by June 15, 1996, or fails to deliver the Phase II Area in the condition required by this Sublease by August 1, 1996, or fails to deliver the Phase III Area in the condition required by this Sublease by August 1, 1996, and the reason for any of such failures to deliver are not due to Subtenant's actions, then Subtenant shall have the option to terminate this Sublease by giving notice to Sublandlord.

         3. Basic Rent. Commencing on the Phase I Rent Commencement Date with respect to the Phase I Area, the Phase II Rent Commencement Date with respect to the Phase II Area, and the Phase III Rent Commencement Date with respect to the Phase III Area, Subtenant shall pay to Sublandlord, as "Basic Rent" for the Sublease and use of the Sublease Premises an annual amount equal to $25.00 per square foot of Net Rentable Area of the space contained therein, which annual amount shall be payable in equal monthly installments on the first day of each calendar month. If any of the Phase I Rent Commencement Date, Phase II Rent Commencement Date or Phase III Rent Commencement Date do not fall on the first day of the month, then the Basic Rent for any partial months shall be appropriately prorated. If the term of this Sublease shall expire other than on the last day of a calendar month, then the Basic Rent shall also be appropriately prorated. Basic Rent shall be paid to Sublandlord at the notice address included herein, or to such other party or address as Sublandlord shall designate from time to time. Basic Rent shall be paid without notice, demand, offset, deduction or abatement, except as otherwise expressly provided elsewhere in this Sublease.

         4. Additional Rent.

            (a) Additional Rent. (1) Commencing January 1, 1997, Subtenant shall pay to Sublandlord annually as additional rent the amount, if any, by which the Comparison Year Operating Costs exceed the Base Year Operating Costs ("Subtenant's Share of Operating Costs"), and (2) commencing July 1, 1997, Subtenant shall pay to Sublandlord annually as additional rent the amount, if any, by which the Comparison Year Taxes exceed the Base Year Taxes ("Subtenant's Share of Taxes", and, together with Subtenant's Share of Operating Costs, "Subtenant's Share of Expenses"). Notwithstanding the foregoing, in no event shall Subtenant's obligation to pay Subtenant's Share of Expenses allocable to any portion of the Sublease Premises commence to accrue until the occurrence of the rent commencement date therefor determined in accordance with Paragraph 2.

            (b) Definitions. As used herein, the following definitions shall apply:

                  (i) Subtenant's Percentage. A fraction expressed as a percentage, determined each calendar year, the numerator of which is the number of square feet of Net Rentable Area contained in the Sublease Premises and the denominator of which is the number of square feet of Net Rentable Area contained in the Prime Premises. If the number of square feet contained in the Sublease Premises or the Prime Premises should change during any calendar year, then the numerator or denominator of the aforesaid fraction, as the case may be, shall be adjusted to equal the weighted average of the applicable amounts of Net Rentable Area. As of the date hereof, if the entire Sublease Premises were delivered to Subtenant in accordance with the terms of this Sublease, the Subtenant's Percentage would be 26.47% (56,142 square feet of Net Rentable Area in the Sublease Premises divided by 212,063 square feet of Net Rentable Area in the Prime Premises).

                  (ii) Operating Costs. "Operating Costs" shall mean the Basic Cost, as defined in the Prime Lease, but not including the taxes and other costs defined in Paragraph 4.04(a)(vii) of the Prime Lease.

                  (iii) Base Year Operating Costs. An amount equal to the product of Operating Costs which are charged to Sublandlord under the Prime Lease for the calendar year 1996, multiplied by Subtenant's Percentage for calendar year 1996.

                  (iv) Comparison Year Operating Costs. An amount equal to the product of Operating Costs which are charged to Sublandlord under the Prime Lease for each calendar year of the term after the calendar year 1996, multiplied by Subtenant's Percentage for such calendar year.

                  (v) Taxes. "Taxes" shall mean the taxes and other costs which are defined in Paragraph 4.04(a)(vii) of the Prime Lease.

                  (vi) Base Year Taxes. An amount equal to the product of Taxes which are charged to Sublandlord under the Prime Lease for the period of July 1, 1996 through June 30, 1997 multiplied by a fraction, the numerator of which is the sum of (1) the Subtenant's Percentage for calendar year 1996 and (2) the Subtenant's Percentage for calendar year 1997, and the denominator of which is 2.

                  (vii) Comparison Year Taxes. An amount equal to the product of Taxes which are charged to Sublandlord under the Prime Lease for each successive one year period subsequent to the July 1, 1996 through June 30, 1997 period (each such period being hereinafter referred to as a "Comparison Tax Fiscal Year"), multiplied by a fraction, the numerator of which is the sum of (1) the Subtenant's Percentage for the calendar year in which the first half of the Comparison Tax Fiscal Year falls and (2) the Subtenant's Percentage for the calendar year in which the second half of the Comparison Tax Fiscal Year falls, and the denominator of which is 2.

             (c) Estimate of Subtenant's Share of Expenses. From time to time as Sublandlord reasonably deems appropriate, Sublandlord will give Subtenant reasonable estimates of Subtenant's Share of Expenses for the coming year, based upon the information received by Sublandlord from Prime Landlord under Section 4.04 of the Prime Lease. Subtenant shall pay one twelfth (1/12) of the estimated amount of Subtenant's Share of Expenses with each monthly payment of Basic Rent throughout the year. After Sublandlord has received reconciliation statements for a particular period from Prime Landlord pursuant to Section 4.04(e) of the Prime Lease, Sublandlord shall provide Subtenant with a reconciliation of the estimated amounts of Subtenant's Share of Expenses which have been paid during the year with the actual amount of Operating Costs and Taxes which have been charged to Sublandlord under the Prime Lease. Any underpayment by Subtenant shall be paid to Sublandlord as additional rent within thirty (30) days after delivery of the reconciliation statement; any overpayment shall be credited against the next installment of Basic Rent and additional rent due (or, if this Sublease has expired or been terminated, such overpayment shall be paid to Subtenant by Sublandlord within thirty (30) days after delivery of the reconciliation statements). No delay by Sublandlord in providing any statement of the Subtenant's Share of Expenses shall be deemed a waiver of Subtenant's obligation to pay the Subtenant's Share of Expenses.

             (d) Partial Year Calculations. In the event of any partial years at the beginning or end of the term hereof, the additional rent charges hereunder for such partial years shall be appropriately prorated.

             (e) Audits. Subtenant at its expense shall have the right at all reasonable times, and upon reasonable notice to Sublandlord, to audit Sublandlord's books and records relating to this Sublease for any year or years for which additional rent payments become due; provided that Subtenant's right to audit Sublandlord's books and records shall expire two (2) years after delivery to Subtenant of the reconciliation statements for such year.

         5. Electricity. The parties acknowledge that the Prime Landlord, at Sublandlord's expense, has agreed to install a separate electricity meter for the Sublease Premises. The separate electricity meter will become operational upon the delivery of the Phase III Area to Subtenant, and from and after that time Subtenant shall pay to Sublandlord as additional rent the costs of all electricity service provided for the lights and plugs in the Sublease Premises. Sublandlord will invoice Subtenant on a monthly basis for the electricity costs, and Subtenant shall pay such invoices within twenty (20) calendar days of receipt thereof. Subtenant shall not have any obligation with respect to payments for electricity service prior to the time that the aforesaid separate electricity meter becomes operational.

        6. Condition of Sublease Premises; Leasehold Improvement Allowance; Alterations.

             (a) Condition of Sublease Premises. Sublandlord shall deliver, and Subtenant shall accept, the Sublease Premises in its "AS-IS" condition, except that:

                   (i) As a condition to the delivery of the Phase I Area, Sublandlord shall, at its expense, (1) remove the staircase in the Phase I Area, as marked on Exhibit B attached hereto, and (2) make all necessary repairs to fill the hole and otherwise restore the floor slabs on the fifth and sixth floor levels that had accommodated the staircase and (3) if the alterations described in subsections (1) and (2) have any deleterious effect on the structural integrity of the existing walls such that the wall must be repaired or altered in order to restore the wall to a structurally sound condition, then Sublandlord shall perform such repairs and/or alterations;

                   (ii) As a condition to the delivery of the Phase III Area, Sublandlord shall, at its expense, (1) remove all equipment which is not permanently affixed to the Building, and (2) cause the Sublease Premises to be separately metered as described in Paragraph 5 above; and

                   (iii) As a condition to the delivery of each of the Phase I Area, the Phase II Area, and the Phase III Area, the condition of such space shall not have materially changed from its existing "As-Is" condition as of the date hereof in a manner that would render the Sublease Premises unfit for its intended use, except as otherwise expressly provided herein, and except for reasonable wear and tear.


Neither Sublandlord nor any of Sublandlord's agents has made any oral or written representations with respect to the condition of the Sublease Premises, other than as may be specifically set forth in this Sublease Agreement.

             (b) Leasehold Improvement Allowance. Sublandlord will provide Subtenant with an allowance of $15 per square foot of Net Rentable Area contained within the Sublease Premises (the "Leasehold Improvement Allowance") towards the costs incurred by Subtenant for (1) the initial improvements to be made to the Sublease Premises by Subtenant (the "Leasehold Improvements"), including architectural and engineering costs associated with the Leasehold Improvements, and (2) moving expenses incurred by Subtenant in moving into the Sublease Premises, (collectively, "Reimbursable Costs"). As the invoices for the Reimbursable Costs are received by Subtenant, Subtenant may deliver copies of the invoices and other supporting documentation to Sublandlord along with a request for payment. Provided Subtenant has provided lien waivers from the appropriate contractors with respect to Sublandlord's prior advances of the Leasehold Improvement Allowance that were to be remitted to contractors, and
(ii) Subtenant has provided a certificate from its architect to Sublandlord certifying that any work that is the subject of the particular invoices that accompany Subtenant's request for payment was completed substantially in accordance with the plans and specifications approved by Sublandlord and Prime Landlord as part of this Sublease, that said work is in compliance with all applicable laws, and that said work was in fact incorporated into the Sublease Premises, then Sublandlord shall pay to Subtenant the amount of the invoice within thirty (30) days of receiving such request accompanied by the aforesaid supporting documentation; however, Sublandlord's cumulative obligations hereunder shall in no event exceed the Leasehold Improvement Allowance. Subtenant is responsible for all Reimbursable Costs to the extent same exceed the Leasehold Improvement Allowance. If Subtenant shall be in default beyond any applicable grace period at the time of Subtenant's request for payment, or at any time during the aforesaid thirty (30) day period before which Sublandlord is required to make payment, then Sublandlord shall have the right to withhold payment pending Subtenant's cure of such default. Any portion of the Leasehold Improvement Allowance that has not either been advanced to Subtenant, nor is the subject of a pending requisition request by Subtenant, on the date which is one hundred twenty (120) days following the latest to occur of the Phase I, Phase II, or Phase III Rent Commencement Dates, may be retained by Sublandlord.

         Notwithstanding anything in this Sublease (or incorporated by reference from the Prime Lease) to the contrary, no fees or charges, such as, but not limited to, construction management or supervision fees, shall be payable by Subtenant to Sublandlord in connection with Subtenant's performance of the Leasehold Improvements. Any construction management or supervision fees, or similar fees, which, by virtue of the application of Section 7.03 of the Prime Lease, may be payable to Prime Landlord in connection with Subtenant's performance of the Leasehold Improvements shall be paid by Subtenant directly to Prime Landlord.

             (c) Alterations. Any alterations, additions, or improvements in and to the Sublease Premises (collectively, the "Alterations") which Subtenant proposes to make shall be subject to Sublandlord's consent on the same terms and conditions as apply to Sublandlord under the Prime Lease (except that if Sublandlord does not expressly withhold its consent to Subtenant's proposal for alterations within ten (10) business days after notice thereof, Sublandlord shall be deemed to have consented to such alterations), and shall be performed in accordance with the terms of the Prime Lease, including, but not limited to, the requirement of obtaining the Prime Landlord's prior consent to any such proposed Alterations. The parties acknowledge that the initial Leasehold Improvements identified in those certain plans and specifications dated
January 15, 1996, prepared by ADD Inc., and identified as Bid-Permit Set, Fifth Floor, 500 Boylston Street, Boston, MA, a copy of which is hereby incorporated into this Sublease by this reference, have been approved and consented to by Sublandlord and Prime Landlord contemperaneously herewith.

        7. Assignment and Subletting.

             (a) In the event Subtenant should desire to assign this Sublease, Subtenant shall give Sublandlord written notice of such desire (and the proposed effective date thereof) at least sixty (60) days in advance of the date on which Subtenant desires to make such assignment. Sublandlord shall then have a period of thirty (30) days following receipt of such notice (together with the identity of the proposed assignee, its proposed use of the Sublease Premises and such financial information as is reasonably necessary for a determination by Sublandlord as to creditworthiness), within which to notify Subtenant in writing that Sublandlord elects either (i) to terminate this Sublease as of the date so specified by Subtenant in which event Subtenant will be relieved of all further obligations under this Sublease or (ii) to permit Subtenant to assign this Sublease subject, however, to written approval of the proposed assignee by Sublandlord, and further subject to the requirement that Subtenant enter into written agreements with Sublandlord, and with the assignee, that one-half of any profit actually received by Subtenant as a result of such assignment (meaning the consideration for the assignment which is actually received) shall, to the extent such profit is immediate, be due and payable by Subtenant to Sublandlord upon the execution of an assignment, and, to the extent such profit is deferred, be payable to Sublandlord by the assignee as it accrues, or (iii) to refuse to consent to Subtenant's assignment of this Sublease and to continue this Sublease in full force and effect as to the entire Sublease Premises. If Sublandlord should fail to notify Subtenant in writing of such election within the stated thirty (30) day period, Sublandlord shall be deemed to have elected option (iii) above. Sublandlord's approval of any proposed assignee as contemplated in (ii) above shall not be unreasonably withheld if the proposed assignee (x) is of a kind and type customarily found as office space tenants in First-Class Office Building, and (y) is creditworthy in Sublandlord's reasonable judgment considering the Sublease obligations it is expected to undertake, provided that in no event shall any domestic or foreign governmental agency, or any entity which would have diplomatic immunity, or any entity seeking to use the Sublease Premises for a medically-related use be required to be approved as an assignee. Notwithstanding the foregoing, Sublandlord shall not be deemed unreasonable for withholding its approval of any proposed assignee as contemplated in (ii) above if the Prime Landlord shall have withheld its approval of such proposed assignee. No consent by Sublandlord to any assignment shall be deemed to be consent to a use not permitted under this Sublease, to any act in violation of the Sublease, or any other or subsequent assignment, and no assignment by Subtenant shall relieve Subtenant of any obligation under this Sublease. Any attempted assignment by Subtenant in violation of the terms and covenants of this paragraph shall be void. No such assignment shall be effective until a fully executed copy of the relevant assignment, in which the assignee specifically assumes the obligations of Subtenant under this Sublease, is delivered to Sublandlord.

             (b) Subtenant shall have the right, subject to the provisions of this clause (b), to sublet portions of the Sublease Premises from time to time during the term of this Sublease. Subtenant's right to execute any sublease pursuant to this clause (b) shall be subject to the following conditions:

                   (i) At the time of any such subletting, this Sublease shall be in full force and effect, and there shall be no default hereunder on the part of Subtenant.

                   (ii) The proposed sublessee must be of a kind and type customarily found as office space tenants in First-Class Office Buildings, and must be creditworthy in Sublandlord's reasonable judgment considering the sublease obligations it is expected to undertake. Subtenant shall notify Sublandlord of the proposed sublease and the identity of the subtenant and provide such financial information as is reasonably necessary for a determination by Sublandlord as to creditworthiness, at least sixty (60) days in advance thereof. Sublandlord shall approve or disapprove the proposed sublessee within thirty (30) days after receipt of such notices and information. Sublandlord's consent shall not be unreasonably withheld if the proposed sublessee meets the criteria set forth herein. In no event shall any domestic or foreign governmental agency, or any entity which would have diplomatic immunity, or any entity seeking to use the subleased premises for a medically-related use be required to be considered as a suitable sublessee. Failure to disapprove any proposed sublessee within the 30-day period provided for in the second preceding sentence above shall be deemed to constitute approval by Sublandlord of the proposed sublessee, provided that Subtenant's notification of the proposed sublease contained a request for Sublandlord's specific approval within thirty
(30) days and state in capital letters that Sublandlord's failure to respond within such time would be deemed approval pursuant to the provisions of this clause (b)(ii).

                   (iii) A copy of the original sublease (and all amendments thereto) shall be delivered to Sublandlord prior to the effective date thereof.

                   (iv) Any such subletting shall be subject to all the provisions, terms, covenants and conditions of this Sublease, and shall provide that no assignment of the interest of the sublessee under the Sublease, or sub-subletting of the portion of the Sublease Premises covered by the sublease, shall be permitted or effective without the application of the terms and conditions hereof.

                   (v) Subrentals provided for in the sublease for any given period shall be commercially reasonable at the time of execution of the sublease, and not intentionally lessened so as to deprive Sublandlord of the share of profit it would otherwise be entitled to receive pursuant to (vi) below.

                   (vi) Subtenant shall enter into a written agreement with Sublandlord whereby it is agreed that 50% of any profit realized by Subtenant as a result of said sublease (that is, after deducting all of Subtenant's costs associated therewith, including reasonable brokerage fees and the reasonable cost of remodeling or otherwise improving the subleased premises for said sublessee, provided that for purposes of this deduction only such portion of such costs may be deducted for any given period equal to the portion of such costs which would be payable during such period if such costs were evenly amortized on a monthly basis over the entire sublease term) shall be payable to Sublandlord as it is received by Subtenant as additional rent hereunder.

                   (vii) In no such event shall Subtenant advertise by written publication anything relating to the rate or rates at which it is willing to sublease space within the Sublease Premises if such rates are lower than then current market rates as determined by the Prime Landlord.

                   (viii) Notwithstanding the foregoing, Sublandlord may withhold its consent to any proposed sublease by Subtenant for the additional reason that the Prime Landlord has withheld its consent to the proposed sublease in accordance with the terms and conditions of the Prime Lease.

        Any attempt to sublease not complying with the foregoing conditions shall be void.

             (c) If Sublandlord shall recover or come into possession of the Sublease Premises before the date herein fixed for the termination of this Sublease, or in the event of an occurrence of any of the events specified in paragraph 12 of this Sublease and expiration of the opportunity to cure provided for therein after notice from Sublandlord, Sublandlord shall have the right, at its option, to take over any and all subleases made by Subtenant and to succeed to all the rights of Subtenant in said subleases or such of them as it may elect to take over. Subtenant hereby expressly assigns and transfers to Sublandlord such of the subleases as Sublandlord may elect to take over at the time of such recovery of possession, such assignment and transfer not to be effective until the termination of this Sublease or re-entry by Sublandlord hereunder or if Sublandlord shall otherwise succeed to Subtenant's estate in the Sublease Premises, at which time Subtenant shall upon request of Sublandlord execute, acknowledge and deliver to Sublandlord such further assignments and transfers as may be necessary to vest in Sublandlord the then existing subleases. Every sublease hereunder is subject to the condition, and by its acceptance and entry into a sublease each subtenant thereunder shall be deemed conclusively to have thereby agreed, that from and after the termination of this Sublease or re-entry by Sublandlord hereunder, or if Sublandlord shall otherwise succeed to Subtenant's estate in the Sublease Premises, such subtenant shall waive any right to surrender possession or to terminate the sublease, and, at Sublandlord's election, such Subtenant shall attorn to and recognize Sublandlord as its landlord under all of the then executory terms of such sublease, except that Sublandlord shall not (i) be subject to any counterclaim or offset which theretofore accrued to such subtenant against Subtenant, (ii) be bound by any previous modification or amendment of such sublease unless and until it shall have been provided a copy thereof, or which provided for rents which were commercially unreasonable at the date of execution or otherwise contains provisions not permitted by reason of the provisions of this Sublease, (iii) be bound by any previous prepayment of more than one (1) month's rent and additional rent which shall be payable as provided in the sublease, or (iv) be obligated to perform any work in the subleased space, other than as required under this Sublease or as Sublandlord may have subsequently agreed to do in writing, and the subtenant shall execute and deliver to Sublandlord any instruments Sublandlord may reasonably request to evidence and confirm such attornment.

        8. Provisions of Prime Lease; Rights of Parties.

             (a) Subtenant hereby acknowledges and agrees that this Sublease is in all respects subject and subordinate to the terms and conditions of the Prime Lease, to the term thereof, and to the rights of Prime Landlord. Without limiting the generality of the foregoing, in the event of the termination or cancellation of the Prime Lease for any reason, this Sublease shall automatically be deemed, and shall be, terminated effective as of the same day of such cancellation or termination of the Prime Lease, and Sublandlord shall have no liability or obligation to Subtenant as a result thereof, except as set forth in the indemnity provision of Paragraph 9.

             (b) Subtenant covenants and agrees not to do or permit anything to be done which would cause the Prime Lease to be terminated, nor shall Subtenant do or permit anything to be done which would cause Sublandlord, as tenant under the Prime Lease, to be or become in default under the Prime Lease. Sublandlord covenants and agrees (i) not to take any action in violation of the terms of the Prime Lease, and (ii) not to do or permit anything to be done or fail to take any action required by the terms of the Prime Lease, which would cause the Prime Lease to be terminated prior to the natural expiration date of the initial term of the Prime Lease, or would result in the deprivation of any rights of Subtenant as set forth in this Sublease. Notwithstanding anything to the contrary in the foregoing sentence, in no event will Sublandlord be required under the terms of this Sublease to elect to exercise any renewal or extension rights it may have under the terms of the Prime Lease.

             (c) Except as otherwise expressly limited herein, Subtenant shall have the benefit of all of Sublandlord's rights, as tenant in and to the Prime Lease with respect to the Sublease Premises, in accordance with the terms of the Prime Lease. Nothing contained herein, however, shall be deemed to purport to give Subtenant the benefit of any rights in and to the Sublease Premises or the Prime Lease greater than those of Sublandlord as tenant under the Prime Lease. Notwithstanding the foregoing, Subtenant may not exercise any of the following rights of Sublandlord under the Prime Lease: (i) the right to renew in Article XVII, (ii) the rights to expand in Articles XVIII and XIX as amended, (iii) the right of first refusal in Article XX, and (iv) the right to Storage Space and Garage Parking Permits or parking spaces in the Garage. In addition, the following provisions of the Prime Lease shall specifically be of no application with respect to this Sublease Agreement: (a) the provisions of Article XII regarding the right of tenant to make certain transfers, and (b) the right to any cure periods provided under Article XI. The right to cure periods specified under Section

11.01 of the Prime Lease are superseded by the cure periods specified in Paragraph 10 of this Sublease.

             (d) With respect to this Sublease and the Sublease Premises, Sublandlord shall have all of the rights and remedies of the Prime Landlord as set forth in the Prime Lease, including, but not limited to,: (i) the right to enter the Sublease Premises as provided in Section 7.09, (ii) the right to separately meter usage of water in Section 5.04, but only if Prime Landlord separately meters the usage of the water in the Prime Premises under Section
5.04 of the Prime Lease, (iii) the right to obtain an estoppel certificate under
Section 16.02, and (iv) the rights upon default under Article XI of the Prime Lease.

             (e) The following provisions of the Prime Lease shall specifically be of no application with respect to this Sublease and shall be expressly excluded from this Sublease: (i) the definition of "Premises" in Article I; (ii)
Article III; and (iii) the initial Leasehold Improvements obligations set forth in Section 7.01 and Exhibit D.

         9. Performance of Obligations; Indemnity. Subtenant shall fully and promptly perform all obligations of the Sublandlord as tenant under the Prime Lease (other than the payment of Basic Rent and Additional Rent owing to the Prime Landlord under the Prime Lease, and except as otherwise expressly provided herein) with respect to the Sublease Premises as and when required in accordance with the terms and conditions of the Prime Lease as incorporated in this Sublease. Subtenant shall indemnify, defend and hold Sublandlord harmless from and against any and all claims, actions, loss, cost, damage, liability or expense (including, without limitation, attorneys' fees) incurred by Sublandlord by reason of any default by Subtenant hereunder. Subtenant shall indemnify, defend and hold Sublandlord and Prime Landlord harmless from and against any and all claims, actions, loss, cost, damage, liability or expense (including, without limitation, attorneys' fees) in connection with loss of life, personal injury or damage to property, arising out of (i) any occurrence in the Sublease Premises, or (ii) the occupancy or use of the Sublease Premises or any part thereof. Notwithstanding anything in this Paragraph 9 to the contrary, in no event shall Subtenant be liable to Sublandlord for consequential damages pursuant to the foregoing provisions.

         Sublandlord shall indemnify, defend and hold Subtenant harmless from and against any and all claims, actions, loss, cost, damage, liability or expense (including, without limitation, attorneys' fees) incurred by Subtenant by reason of any default by Sublandlord under the Prime Lease that is not the consequence of Subtenant's default under this Sublease; provided, however, that in no event shall Sublandlord be liable to Subtenant for consequential damages pursuant to the foregoing provision. Sublandlord shall indemnify, defend and hold Subtenant harmless from and against any and all claims, actions, loss, cost, damage, liability or expense (including, without limitation, attorneys' fees) in connection with loss of life, personal injury or damage to property, arising out of any negligent act or omission of Sublandlord or its employees, agents or contractors.

         The obligations set forth in this Paragraph 9 shall survive the expiration or termination of this Sublease.

         10. Default. Subtenant shall be deemed in default of this Sublease if any of the following occurs:

             (a) Subtenant fails to make any payment of Basic Rent or additional rent when due, and does not cure such default within five days after written notice of default from Sublandlord;

             (b) Subtenant fails to perform any other obligation imposed on it by this Sublease or the Prime Lease and does not cure such default within twenty days after written notice of default from Sublandlord; or

             (c) Subtenant assigns or sublets the Sublease Premises or any portion thereof, except as may be permitted herein.

         11. Services of Prime Landlord. Subtenant acknowledges that all building services (including, without limitation, repairs, maintenance, cleaning, heating, ventilating, air-conditioning, elevators, water and electricity), repairs and restorations to and for the Sublease Premises and the Common Areas, if any, shall be supplied by Prime Landlord pursuant to the terms of the Prime Lease, and Sublandlord shall have no obligation during the term of this Sublease to provide such building services, repairs, or restorations. Sublandlord shall in no event be liable to Subtenant nor shall Subtenant's obligations hereunder be impaired or the performance thereof be excused because of any failure or delay on the part of Prime Landlord in furnishing any such building services, repairs, or restorations. However, Sublandlord covenants and agrees to use reasonable efforts, but not requiring the expenditure of money or the institution of legal proceedings against the Prime Landlord, to enforce all of the obligations of the Prime Landlord in so far as they affect the Sublease Premises. If Prime Landlord shall default in any of its obligations to Sublandlord with respect to the Sublease Premises, Subtenant shall be entitled to participate with Sublandlord in the enforcement of Sublandlord's rights against Prime Landlord. Notwithstanding the foregoing, Sublandlord agrees that, subject to Sublandlord's prior approval (which approval shall not be unreasonably withheld, delayed or conditioned), Subtenant shall have the right to pursue a claim, action, proceeding or arbitration in the name of Sublandlord, if necessary, against Prime Landlord for the benefit of Subtenant, and Sublandlord agrees that Sublandlord will, at Subtenant's expense, cooperate with Subtenant in the pursuit of any such claims, action, proceeding or arbitration. Subtenant shall indemnify, defend and hold Sublandlord harmless from and against all liability, loss, damage or expense, including, without limitation, attorneys' fees, which Sublandlord shall suffer or incur by reason of such action; and provided that copies of all papers and notices in all such actions or proceedings shall be promptly delivered to Sublandlord by Subtenant. The indemnity contained in this provision shall survive the expiration or termination of the Sublease.

         12. Intentionally omitted.

         13. Surrender. On the date upon which the term hereof shall expire or be terminated, Subtenant, at its sole cost and expense, shall quit and surrender the Sublease Premises to Sublandlord in the same good order and condition as Sublandlord is delivering them to Subtenant, subject to the provisions of the Prime Lease. Notwithstanding anything to the contrary in the foregoing, Subtenant shall be responsible for removing the raised floor on the fifth (5th) floor level and Subtenant shall be entitled to any proceeds from the sale of the raised floor.

         14. Holding Over by Subtenant. If Subtenant remains in possession of the Sublease Premises after the termination or expiration of the term of this Sublease, then Sublandlord, without waiving any other rights or remedies it may have hereunder or at law, may, but shall not be required to, elect to treat Subtenant as a tenant from month to month, subject to all of the covenants and obligations of this Sublease except that Subtenant shall pay to Sublandlord Basic Rent at two times the per square foot rental rate which was in effect during the last month of the term of this Sublease; provided, however, that in the event that Subtenant's holding over under this Sublease is the only reason for Sublandlord being deemed to be holding over under the Prime Lease, then Subtenant shall pay to Sublandlord all rent, including holdover penalties, which Sublandlord is charged for the entire Prime Premises during said holdover period.

         15. Insurance. With respect to the Sublease Premises, Subtenant shall maintain at its own expense the types and amounts of insurance as are required of Sublandlord in its capacity as tenant under the Prime Lease, naming Prime Landlord and Sublandlord as additional insureds.

         16. Waiver of Subrogation Rights. In the event either Sublandlord or Subtenant sustains a loss by reason of a risk required to be insured against pursuant to this Sublease or the Prime Lease or any risk actually covered by insurance maintained by the party suffering such loss, and the loss is caused, in whole or in part, by actions or omissions of the other party or its partners, agents, employees or representatives, then the party incurring such loss hereby waives its rights against the other party or the partners, agents, employees or representatives of such other party, and no third party (including any insurance carrier) shall have any such right by way of assignment, subrogation or otherwise against the other, to the extent that such loss is covered by such insurance. Each party shall obtain, if necessary, a consent to the foregoing (and an appropriate endorsement to the relevant policy evidencing waiver of subrogation) from those of its insurers which are affected thereby. If, as to any such policy, no such waiver of subrogation from an insurer is available at commercially reasonable rates without voiding the policy, this waiver shall not be effective insofar as the insurer under said policy is concerned.

         17. Brokers. Sublandlord and Subtenant each represent and warrant that they have not directly or indirectly dealt with any broker concerning the Sublease Premises, except for McCall & Almy and Cushman and Wakefield of Massachusetts, Inc.. Commissions due to McCall & Almy and Cushman and Wakefield of Massachusetts, Inc. will be paid by Sublandlord according to the terms of a separate written agreement. Each party agrees to exonerate and save harmless and indemnify the other against any claims for commission by any other broker, person, or firm with whom such party had dealt in connection with the execution and delivery of this Sublease or out of negotiations between Sublandlord and Subtenant with respect to leasing of space in the Building.

         18. Memorandum of Sublease. Neither party shall record this Sublease in any Registry of Deeds or Registry District; however, upon request by either party, the other shall agree to execute in recordable form a memorandum of this Sublease which may then be recorded in the appropriate Registry of Deeds or Registry District. Upon the expiration or termination of this Sublease, upon request of Sublandlord, the Subtenant shall execute in recordable form a memorandum that this Sublease has expired or terminated which may then be recorded in the appropriate Registry of Deeds or Registry District.

         19. Notices. Any notice required or permitted hereunder shall be in writing. Notices shall be addressed to the respective parties as follows:

         Sublandlord:
         New England Mutual Life Insurance Company
         501 Boylston Street
         Boston, MA 02117
         Attn: Facilities Control

         Subtenant:
         Houghton Mifflin Company
         222 Berkeley Street
         Boston, MA 02116
         Attention: General Counsel

         and

         Houghton Mifflin Company
         222 Berkeley Street
         Boston, MA 02116
         Attention: Treasurer
         and

         Houghton Mifflin Company
         222 Berkeley Street
         Boston, MA 02116
         Attention: Director of Corporate Services

Any communication so addressed shall be deemed duly given when delivered by hand, by Federal Express (or other guaranteed one day delivery service), or by registered or certified mail return receipt requested. Either party may change its notice address by giving notice to the other. Any notice of default shall be deemed duly given only if such notice shall state therein "NOTICE OF DEFAULT" in boldface capital letters.

         20. Waivers. No consent, approval or waiver, express or implied, by either party, to or of any act, or to or of any breach of any covenant, condition or duty of the other on any occasion shall be construed as a consent, approval or waiver to or of any other act or any other breach of the same covenant, condition or duty on any other occasion.

         21. Prime Landlord's Consent to Sublease. The parties hereto agree that this Sublease shall not become effective unless and until the Prime Landlord has indicated its written consent to this Sublease. Upon receipt of such approval, a copy of the written consent shall be attached to this Sublease as "Exhibit D".

         22. Sublandlord's Covenant of Quiet Enjoyment. Sublandlord covenants and agrees that Subtenant, on paying all rent and performing its obligations under this Sublease, shall have the quiet and peaceful possession and enjoyment of the Sublease Premises and all appurtenances thereto for the term hereof, without hindrance by Sublandlord or any person claiming or to claim title to the Project or any part thereof by, through, or under Sublandlord but not otherwise, subject, nevertheless, to the terms of the Prime Lease, to matters of record, to the terms of any agreement, instrument, matter, lien or interest to which the Prime Lease is subordinate, and subject specifically to that certain Sale and Construction Agreement ("Sale and Construction Agreement") dated June 30, 1984, executed by and among the City of Boston, the Boston Redevelopment Authority, New England Mutual Life Insurance Company and Gerald D. Hines Interests, Inc., recorded with the Suffolk Registry of Deeds in Book 11692, Page 1 in Suffolk County, Massachusetts, as amended by First Amendment thereto dated June 28, 1985, recorded with the Suffolk Registry of Deeds in Book 11692, Page 199, and as amended and restated by that certain Amended and Restated Sale and Construction Agreement by and among the same parties dated March __, 1986, recorded with the Suffolk Registry of Deeds in Book ___, Page _____, the covenants therein which are expressly stated to be separate covenants running with the Western Component Site (as defined therein) being incorporated by reference herein as required pursuant to the terms of Section 13.04 thereof. It is expressly recognized, however, notwithstanding anything to the contrary contained in this Sublease, Sublandlord shall not be in default of its obligations hereunder, nor shall Subtenant be entitled to enforce its rights hereunder, to the extent that such compliance or enforcement would result in a default under the Sale and Construction Agreement. With respect to any hindrance to Subtenant's quiet enjoyment of the Sublease Premises by the Prime Landlord, or any person claiming or to claim title to the Project or any part thereof by, through or under the Prime Landlord but not otherwise, Sublandlord covenants and agrees to use reasonable efforts, but not requiring the expenditure of money or the institution of legal proceedings, to enforce the obligations of the Prime Landlord under Section 14.01 of the Prime Lease. In addition, if Prime Landlord shall default in any of its obligations to Sublandlord under Section 14.01 with respect to the Sublease Premises, Subtenant shall be entitled to participate with Sublandlord in the enforcement of Sublandlord's rights against Prime Landlord. Notwithstanding the foregoing, Sublandlord agrees that, subject to Sublandlord's prior approval (which approval shall not be unreasonably withheld, delayed or conditioned), in the event of a breach by the Prime Landlord of the terms of Section 14.01 of the Prime Lease, Subtenant shall have the right to pursue a claim, action, proceeding or arbitration in the name of Sublandlord, if necessary, against Prime Landlord for the benefit of Subtenant, and Sublandlord agrees that Sublandlord will, at Subtenant's expense, cooperate with Subtenant in the pursuit of any such claims, action, proceeding or arbitration. Subtenant shall indemnify, defend and hold Sublandlord harmless from and against all liability, loss, damage or expense, including, without limitation, attorneys' fees, which Sublandlord shall suffer or incur by reason of such action; and provided that copies of all papers and notices in all such actions or proceedings shall be promptly delivered to Sublandlord by Subtenant. The indemnity contained in this provision shall survive the expiration or termination of the Sublease.

         23. Prime Lease in Full Force and Effect. Sublandlord hereby represents and warrants to Subtenant that, as of the date of this Sublease, (i) the Prime Lease is in full force and effect and has not been modified or amended except as set forth in the recitals of this Sublease, (ii) there are no outstanding events of default by Sublandlord, nor, to the best of Sublandlord's knowledge, by Prime Landlord, under the Prime Lease (nor, to the best of Sublandlord's knowledge, have there occurred any events that, with the giving of notice or the passage of time, would constitute events of default under the Prime Lease), and (iii) the Prime Lease constitutes the entire understanding between Prime Landlord and Sublandlord with respect to the premises demised under the Prime Lease.

         24. Entire Agreement; Modification. This Sublease contains the entire agreement between the parties concerning the Sublease Premises. This Sublease shall not be modified, canceled, or amended except by written agreement signed by both parties.

         IN WITNESS WHEREOF, the parties hereto have executed this Sublease Agreement as a sealed instrument as of the date first set forth above.


         Sublandlord:                          Subtenant:

         New England Mutual Life               Houghton Mifflin Company
         Insurance Company

         By:    James S. Butt                  By:    Paul D. Weaver
         --------------------------            -----------------------------


         Name:  James G. Beaton                Name:  Paul D. Weaver
         --------------------------            -----------------------------
         Title: Vice President CAS             Title: Senior Vice President
                                                      and General Counsel



         Witnesses:                            Witnesses:

         /s/ William J. Evers                  /s/ Tracy L. Metivier
         --------------------------            -----------------------------

         /s/ Harriet B. Roe                    /s/ Tracy L. Metivier
         --------------------------            -----------------------------